Schedule B

Transactions in Class A Shares

The following table lists all transactions completed by Tether Investments S.A. de C.V. in the Class A Shares since September 5, 2025, which were all completed through open market sales:

Date	Shares Sold	Price
September 12, 2025	351,061	16.0714
September 15, 2025	343,464	16.2481
September 16, 2025	305,475	16.2495
September 17, 2025	342,964	17.0154
September 18, 2025	20,794	17.0105
September 19, 2025	20,154	17.0030
September 22, 2025	616,088	17.2629
September 23, 2025	64,490	18.2800
October 1, 2025	627,995	18.1722
October 2, 2025	124,278	18.2648
October 2, 2025	1,802	19.0011
October 3, 2025	998,198	19.4754
October 3, 2025	183,237	19.1589
October 15, 2025	1,000,000	25.5611
October 15, 2025	191,608	26.4129
October 15, 2025	25,634	27.1624
October 15, 2025	1,076,689	25.4943
October 15, 2025	1,000,000	25.4923
October 16, 2025	212,200	26.1581
October 20, 2025	214,027	26.2700